NOTICE OF SPECIAL SHAREHOLDERS' MEETING

TO:      Shareholders of Engineering and Materials Technology Corporation

         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Engineering and Materials Technology Corporation, an Oklahoma corporation, will be held at the offices of the corporation, 124 East Sheridan, Suite 100,
Oklahoma City, Oklahoma 73104, on               ,                     , 2002, at
                                  --------------  --------------------
11:00 A.M., for the following purposes:

         1.       Approval of an Agreement of Merger.

         2. To review and approve any other related matters which come before the meeting.

         Only the shareholders of record at the close of business on
                   , 2002, will be entitled to vote at the meeting.
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         Your attention is called to the enclosed Proxy and Prospectus-Proxy
Statement. Please read the Prospectus-Proxy Statement. Shareholders who do not expect to be personally present at the meeting are urged to fill in, date and return the accompanying Proxy, in the enclosed self-addressed, postage prepaid envelope.

DATED:                      , 2002
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-----------------------------------
John Harcourt, Chief Executive
Officer and Director

                                                                    Exhibit 99.1
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